Exhibit 99.1

LKQ Corporation to Acquire Aftermarket Business of Warn Industries, Inc.

Chicago, IL (October 23, 2017) - LKQ Corporation (Nasdaq: LKQ) today announced that its Specialty Segment, Keystone Automotive Operations, Inc. (“Keystone”), agreed to acquire the aftermarket business of Warn Industries, Inc., a leading designer, manufacturer and marketer of high performance vehicle equipment and accessories. Warn is a wholly owned subsidiary of Dover Corporation (NYSE:DOV).
Established in 1948, Warn’s aftermarket business offers a broad product line of winches, hoists, locking hubs and bumpers, with over 350 employees serving specialty retailers and distributors globally. Holding over 130 patents, Warn has a long history of developing the highest quality, most technologically advanced products in the industry.
“Warn’s leadership position and premium iconic brand offer our Specialty Products Group the ability to drive our long-term strategy of growing our core markets and developing viable points of entry into adjacent markets,” said Bill Rogers, Vice President and General Manager of Keystone. “LKQ and Warn will be committed to continuing delivery of great value to our customers and to growing our combined businesses to higher levels.”
The transaction is expected to close in the fourth quarter, subject to customary closing conditions.

About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com